Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198651 on Form S-3ASR and in Registration Statement Nos. 333-83658, 333-153345, 333-117445 and 333-191198 on Form S-8 of our report dated September 8, 2014, relating to the consolidated financial statements of Dycom Industries, Inc. and subsidiaries, for the period ended July 26, 2014 appearing in the Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 30, 2016.

/s/ Deloitte & Touche LLP

Miami, Florida
August 31, 2016